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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                                UTEK CORPORATION

                                 ARTICLE 1. NAME

                The name of this corporation is UTEK Corporation.

                     ARTICLE 2. REGISTERED OFFICE AND AGENT

         The address of the registered office of the corporation is Corporation Trust Center, 1209 Orange Street, City of Wilmington County of New Castle, in the State of Delaware and the name of its initial registered agent at such address is The Corporation Trust Company.

                               ARTICLE 3. PURPOSES

         The purpose of this corporation (the "Corporation") is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                ARTICLE 4. SHARES

         The total authorized stock of this corporation shall consist of 19,000,000 shares of common stock having a par value of 0.01 per share (the "Common Stock') and 1,000,000 shares of preferred stock having a par value 0f $.01 per share the (the "Preferred Stock"). Each share of Common Stock shall entitle the holder to (1) one vote on all matters submitted to a vote of the shareholders, (ii) to receive dividends when and if declared by the Board of Directors from funds legally available therefore according to the number of shares held, and (iii) upon liquidation, dissolution or winding up of the Corporation, to share ratably in any assets available for distribution to shareholders and payment of all obligations of the Corporation and after provision has been made with respect to each class of stock, if any, having preference over the Common Stock. The, shares of Preferred Stock may be issued in one or more series, and each series shall be so designated to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors to fix by resolution or resolution, before the issuance of any shares of a particular series, the number and any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions which are permitted by Delaware General Corporation Law in respect of any series of Preferred Stock of the corporation.

                              ARTICLE 5. DIRECTORS

         The number of Directors of this corporation shall be determined in the manner provided by bylaws and may be increased or decreased. From time to time in the manner provided therein. Written ballots are not required in the election of Directors.



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                                ARTICLE 6. BYLAWS

         The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation; provided however, the Board of Directors may not repeal or amend any bylaw that the stockholders have expressly provided may not be amended or repealed by the Board of Directors. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of this corporation.

                          ARTICLE 7. PREEMPTIVE RIGHTS

         Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                          ARTICLE 8. CUMULATIVE VOTING

         The right to cumulate votes in the election of Directors shall not exist with respect to the shares of stock of this corporation.

              ARTICLE 9. AMENDMENTS TO CERTIFICATE OF INCORPORATION

         This corporation reserves the right to amend or repeal by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, any of the provisions contained in this Certificate of incorporation. The rights of the stockholders of this corporation are granted subject to this reservations.


                  ARTICLE 10. LIMITATION OF DIRECTOR LIABILITY

         To full extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended permits the limitation or elimination of the liability of directors, a director of the corporation shall not be liable to corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, Any amendment to or repeal or this Article 10 shall not adversely affect any right or protection of a Director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.


               ARTICLE 11. ACTION BY STOCKHOLDERS WITHOUT MEETING

         Only action properly brought before the stockholders by or at the direction of the Board or Directors may be taken without meeting, without prior notice and without a vote, if a written consent setting forth the action so taken is stood by the holders of outstanding shares of capital stock entitled to be voted with respect to the subject matter thereof having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all share entitled to vote thereon were present and voted.




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                  ARTICLE 12. SPECIAL MEETINGS OF STOCKHOLDERS

         The Chairman of the Board of Directors, the Chief Execute Officer, & President) or the Board of Directors may call special meetings of the stockholders for any purpose. A special meeting of the stockholders shall be held if the holders of not less than thirty percent (30%) of all the votes entitled to be case on any issue proposed to be considered at such special meeting have dated, signed and deliver to the Secretary one or more written demands for such meetings, describing the purpose or purposes for which it is to be held.

         ARTICLE 13. BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

         This corporation expressly elects not to be governed by section 203(a) of Title 8 of the Delaware General Corporation Law.

         I, THE UNDERSIGNED, being the sole incorporator herein named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunder set my hand this ____day of _________, 1999.




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SAM I. REIBER, INCORPORATOR
Linsky & Reiber
601 E. Twiggs Street, Suite 200
Tampa, Florida  33602